PACIFIC MAGTRON INTERNATIONAL CORP.

AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION OF PREFERENCES,
RIGHTS AND LIMITATIONS
OF
SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE GENERAL
CORPORATION LAW OF THE STATE OF NEVADA

     The undersigned, Theodore S. Li, and Hui Cynthia Lee, do hereby certify that:

          1. They are the President and Secretary, respectively, of PACIFIC MAGTRON INTERNATIONAL CORP., a Nevada corporation (the "Corporation").

          2. A Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock was filed with the Secretary of State of the State of Nevada on May 31, 2002.

          3. The holder of the Series A Redeemable Convertible Preferred Stock has duly adopted a resolution authorizing the adoption of this Amended and Restated Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock and the filing hereof with the Secretary of State of the State of Nevada.

          4. There is no class or series of stock of the Corporation that has rights senior to the Series A Redeemable Convertible Preferred Stock.

          5. The following resolutions were duly adopted by the Board of Directors of the Corporation:

     WHEREAS, the Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, comprised of 5,000,000 shares, $0.001 par value, issuable from time to time in one or more series;

     WHEREAS, the Board of Directors of the Corporation is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

     WHEREAS, a Certificate of Designation of Preferences, Rights and Limitations of Series A Redeemable Convertible Preferred Stock was filed with the Secretary of State of the State of Nevada on May 31, 2002 (the "Original Certificate of Designation").

     WHEREAS, it is the desire of the Board of Directors of the Corporation, pursuant to its authority as aforesaid, to amend and restate the preferences, rights and limitations of the Series A Redeemable Convertible Preferred Stock contained in the Original Certificate of Designation as follows:

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby amend and the restate the rights, preferences, restrictions and other matters relating to the Series A of Preferred Stock as follows:

TERMS OF PREFERRED STOCK

          Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as its 4% Series A Convertible Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be 600 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "Holder" and collectively, the "Holders")). Each share of Preferred Stock shall have a par value of $0.001 per share and a stated value equal to the sum of $666.67 plus all accrued and unpaid dividends to the date of determination to the extent not previously paid in cash in accordance with the terms hereof (the "Stated Value").

          Section 2. Dividends.

          (a) Holders shall be entitled to receive, out of funds legally available therefor, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 4% per annum, payable in arrears on each Conversion Date (as defined in Section 5(a)(i)) and/or such other date as the Corporation may determine from time to time for each such share, in cash or by accretion of the Stated Value. Subject to the terms and conditions herein, the decision whether to accrete dividends hereunder to the Stated Value or to pay for dividends in cash shall be at the discretion of the Corporation. The Corporation shall provide the Holders written notice of its intention to accrete dividends hereunder to the Stated Value or pay dividends in cash not more than ninety days after the end of each fiscal year of the Corporation or within five Trading Days after a Conversion Date, as the case may be, for so long as shares of Preferred Stock are outstanding (the Corporation may indicate in such notice that the election contained in such notice shall continue for later periods until revised). Failure to timely provide such written notice shall be deemed (if permitted hereunder) an election by the Corporation to accrete dividends hereunder to the Stated Value. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue annually commencing on the date this Certificate of

Designation is filed with the Secretary of State of the State of Nevada (the "Filing Date"), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares of Preferred Stock held by each Holder. Any dividends to be paid in cash hereunder that are not paid within three Trading Days (as defined in Section 7) following a Conversion Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 12% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the date such dividend is due hereunder through and including the date of payment).

          (b) Notwithstanding anything to the contrary contained herein, the Corporation must pay dividends in cash if:

                (i) the number of shares of Common Stock (as defined in Section 7) at the time authorized, unissued and unreserved for all purposes is insufficient to accrete such dividends to the Stated Value and permit conversion in full of all outstanding Stated Value; or

                (ii) the Common Stock is not then listed or quoted on the Nasdaq Small-Cap Market or on the New York Stock Exchange, American Stock Exchange or Nasdaq National Market (each, a "Principal Market") or the over-the-counter market (the "OTC Market").

          (c) So long as any Preferred Stock shall remain outstanding, neither the Corporation nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities (as defined in Section 7), nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5 or dividends due and paid in the ordinary course on preferred stock of the Corporation at such times when the Corporation is in compliance with its payment and other obligations hereunder) upon, nor shall any distribution be made in respect of, any Junior Securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

          Section 3. Voting Rights. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with the Preferred Stock, (c) amend its certificate or articles of incorporation or other charter documents so as to affect adversely any rights of the Holders, or (d) enter into any agreement with respect to the foregoing.

          Section 4. Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus, for each share of Preferred Stock an amount equal to the Stated Value per share before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of 50% or more of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 33% of the voting power of the Corporation is disposed of, or a consolidation or merger of the Corporation with or into any other company or companies into one or more companies not wholly-owned by the Corporation shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

          Section 5. Conversion.

(a) (i) Conversions at Option of Holder. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(ii)) at the Conversion Ratio (as defined in Section 7), at the option of the Holder, at any time and from time to time on or after the 181st day following the Filing Date; provided, however, that in the event the Corporation exercises its redemption right under Section 6 prior to such date, the Holder shall be permitted to convert up to that number of shares of Series A Preferred Stock for which a redemption has been exercised at any time prior to the date the Redemption Price for such shares is paid in full. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a "Conversion Notice"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "Conversion Date"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder. To effect conversions of shares of Preferred Stock, a

Holder shall not be required to surrender the certificate(s) representing such shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case the Holder shall deliver the certificate representing such share of Preferred Stock promptly following the Conversion Date at issue. The calculations and entries set forth in the Conversion Notice shall control in the absence of manifest or mathematical error.

          (ii) Beneficial Ownership Conversion Restriction. A Holder may not convert shares of Preferred Stock or receive shares of Common Stock as payment of dividends hereunder to the extent such conversion or receipt of such dividend payment would result in the Holder, together with any affiliate thereof, beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act (as defined in Section 8) and the rules promulgated thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of, and payment of dividends on, the shares of Preferred Stock held by such Holder after application of this Section. Since the Holder will not be obligated to report to the Corporation the number of shares of Common Stock it may hold at the time of a conversion hereunder, unless the conversion at issue would result in the issuance of shares of Common Stock in excess of 4.999% of the then outstanding shares of Common Stock without regard to any other shares which may be beneficially owned by the Holder or an affiliate thereof, the Holder shall have the authority and obligation to determine whether the restriction contained in this Section will limit any particular conversion hereunder and to the extent that the Holder determines that the limitation contained in this Section applies, the determination of which portion of the shares of Preferred Stock are convertible shall be the responsibility and obligation of the Holder. If the Holder has delivered a Conversion Notice for shares of Preferred Stock that, without regard to any other shares that the Holder or its affiliates may beneficially own, would result in the issuance in excess of the permitted amount hereunder, the Corporation shall notify the Holder of this fact and shall honor the conversion for the maximum number of shares of Preferred Stock permitted to be converted on such Conversion Date in accordance with the periods described in Section 5(b) and, at the option of the Holder, either retain shares of Preferred Stock tendered for conversion in excess of the permitted amount hereunder for future conversions or return such excess shares of Preferred Stock permitted to the Holder. The provisions of this Section may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 61 days prior notice to the Corporation. Other Holders shall be unaffected by any such waiver.

(b)        (i) Not later than five Trading Days after each Conversion Date, the Corporation will deliver to the Holder (A) a certificate or certificates which, after the Conversion Date, shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends (if the Corporation has elected or is required to pay accrued dividends in cash). The Corporation shall, upon request of the Holder, if available, use commercially reasonable efforts to deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates are not delivered to or as directed by the applicable Holder by the fifth Trading Day after the Conversion Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

          (ii) If the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i) by the fifth Trading Day after the Conversion Date, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $50 per Trading Day (increasing to $100 per Trading Day after 5 Trading Days and increasing to $200 per Trading Day 6 Trading Days after such damages begin to accrue) for each Trading Day after such fifth Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

          (iii) In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), by the fifth Trading Day after the Conversion Date, and if after such fifth Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder was entitled to receive upon such conversion (a "Buy-In"), then the Corporation shall (A) pay in cash to the Holder the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the market price of the Common Stock at the time of the sale giving rise to such purchase obligation on the Conversion Date and (B) at the option of the Holder, either return the shares of Preferred Stock for which such conversion was not honored or deliver to such Holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its conversion and delivery obligations under Section 5(b)(i). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the market price of the Underlying Shares on the Conversion Date totaled $10,000, under clause (A) of the immediately preceding sentence the Corporation shall be required to pay the Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In. Nothing herein shall limit a Holder's right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation's failure to timely deliver certificates representing shares of Common Stock upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

          (iv) Acknowledgement of Holder Damages The Corporation acknowledges and agrees that, due to the fact that the Preferred Stock is convertible, a breach of the Corporation’s obligations hereunder could result in damages greater than the aggregate Stated Value. Without limitation, the Company agrees and acknowledges that a material benefit of the bargain to the Holders is the underlying conversion benefit which is the number of shares of Common Stock issuable to the Holder multiplied by the then market price of the Common Stock.

(c)     (i) The conversion price for each share of Preferred Stock (the "Conversion Price") shall equal $0.50, subject to adjustment as provided herein.

          (ii) If the Corporation, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or securities pari passu with the Preferred Stock in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification and exchange of the Common Stock any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

          (iii) If at any time while shares of Preferred Stock are outstanding the Company or any Subsidiary (with respect to Common Stock Equivalents) shall offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition) any of shares of Common Stock or Common Stock Equivalents at a price that is, at the issuance thereof, or at any later time due to adjustment, reset, additional issuances or otherwise, less than the Conversion Price, then, at the option of the Holder for such conversions as such Holder shall indicate in its Conversion Notices (including on conversion pursuant to section 5(a)(ii) and (iii)), the Conversion Price shall be adjusted to mirror the conversion, exchange or purchase price for such Common Stock or Common Stock Equivalents (including any reset provisions thereof) at issue. Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued. If the holder of the Common Stock or Common Stock Equivalent so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights issued in connection with such issuance, be entitled to receive shares of Common Stock at a price less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price. A "Common Stock Equivalent" means any equity or equity equivalent securities (including debt or any other instrument that is at any time over the life thereof convertible into or exchangeable for Common Stock) issued by the Company or a subsidiary thereof that provide the holder thereof to receive shares of Common Stock. The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalent subject to this section, indicating therein the applicable issuance price, or of applicable reset price, exchange price, conversion price and other pricing terms.

          (iv) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iii) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith. In either case the adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

          (v) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock.

          (iv) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(ii), (iii) or (iv), the Corporation shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

          (v) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of Common Stock of the Corporation into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

          (vi) In case of any merger or consolidation of the Corporation with or into another Person, or sale by the Corporation of more than one-half of the assets of the Corporation (on an as valued basis) in one or a series of related transactions to any Person other than an affiliate (as defined in Rule 13e-3 of the Exchange Act) of the Corporation, a Holder shall have the right thereafter to (A) convert its shares of Preferred Stock into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale, and such Holder shall be entitled upon such event or series of related events to receive such amount of securities, cash and property as the shares of Common Stock into which such shares of Preferred Stock could have been converted immediately prior to such merger, consolidation or sales would have been entitled or (B) in the case of a merger or consolidation, (x) require the surviving entity to issue shares of convertible preferred stock or convertible debentures with such aggregate stated value or in such face amount, as the case may be, equal to the Stated Value of the shares of Preferred Stock then held by such Holder, plus all accrued and unpaid dividends and other amounts owing thereon, which newly issued shares of preferred stock or debentures shall have terms identical (including with respect to conversion) to the terms of the Preferred Stock (except, in the case of debentures, as may be required to reflect the differences between debt and equity) and shall be entitled to all of the rights and privileges of a Holder of Preferred Stock set forth herein and the agreements pursuant to which the Preferred Stock was issued (including, without limitation, as such rights relate to the acquisition, transferability, registration and listing of such shares of stock other securities issuable upon conversion thereof), and (y) simultaneously with the issuance of such convertible preferred stock or convertible debentures, shall have the right to convert such instrument only into shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such merger, consolidation or sale. In the case of clause (B), the conversion price applicable for the newly issued shares of convertible preferred stock or convertible debentures shall be based upon the amount of securities, cash and property that each share of Common Stock would receive in such transaction, the Conversion Ratio immediately prior to the effectiveness or closing date for such transaction and the Conversion Price stated herein. The terms of any such merger, sale or consolidation shall include such terms so as continue to give the Holders the right to receive the securities, cash and property set forth in this Section upon any conversion or redemption following such event. This provision shall similarly apply to successive such events.

          (vii) If (a) the Corporation shall declare a dividend (or any other distribution) on the Common Stock, (b) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (c) the Corporation shall authorize the granting to all holders of Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then the Corporation shall notify the Holders at their last addresses as they shall appear upon the stock books of the Corporation, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

          (viii) Exceptions to Adjustment of Conversion Price. No adjustment to the Conversion Price will be made (i) upon the conversion of any other Preferred Stock of this series or of any other securities issued by the Company in connection with the offer and sale of this Company's securities pursuant to the Purchase Agreement; (ii) upon the exercise of or conversion of any convertible securities, options or warrants issued and outstanding on the Filing Date; (iii) upon the grant or exercise of any options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, so long as the issuance of such options is approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose; (iv) upon the issuance of Common Stock or convertible securities in any transaction of the nature contemplated by Rule 145, promulgated under the Securities Act; or (v) in connection with any strategic partnership or joint venture or acquisition (including the issuance of Common Stock or convertible securities in connection with any financing transaction, the primary purpose of which is to finance the strategic partnership or joint venture or acquisition) or key consulting agreements (the primary purpose of which is not to raise equity capital for the Company).

          (d) The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall be issuable (taking into account the provisions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

          (e) Upon a conversion hereunder the Corporation shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If any fraction of an Underlying Share would, except for the provisions of this Section, be issuable upon a conversion hereunder, the Corporation shall pay an amount in cash equal to the Conversion Ratio multiplied by such fraction.

          (f) The issuance of certificates for Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted.

          (g) Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.

          (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Corporation addressed to 1600 California Circle, Milpitas, California 950356, fax: (408) 956-5168, or to such other address or facsimile number as shall be specified in writing by the Corporation for such purpose. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Corporation, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 5:00 p.m. (New York City time) (with confirmation of transmission), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 5:00 p.m. (New York City time) on any date and earlier than 11:59 p.m. (New York City time) on such date (with confirmation of transmission), (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

     Section 6. Redemption.

          (a) Optional Redemption by Corporation. At anytime and from time to time after the Filing Date, the Corporation shall have the right, upon at least 10 Trading Days’ notice to the Holders (a "Redemption Notice" and the date such notice is received by the Holder, the "Redemption Notice Date"), to redeem for cash all or a portion of the outstanding Preferred Stock (a "Redemption") at a price per share of Preferred Stock equal to 100% of the Stated Value (the "Redemption Price"). Nothing in this Section 6 shall be deemed to restrict or otherwise limit the Holder’s right to convert any of the shares of Preferred Stock pursuant to Section 5(a)(i) at any time prior to the date the Redemption Price is paid in full.

          (b) Redemption Procedure. The payment of cash pursuant to any redemption hereunder shall be made on the date set forth in the applicable Redemption Notice, which shall be at least 10 Trading Days after the applicable Redemption Notice Date. If any portion of the cash payment for a Redemption shall not be paid by the Corporation by such date, interest shall accrue thereon at the rate of 12% per annum (or the maximum rate permitted by applicable law, whichever is less) until the cash payment for such Redemption Price is paid in full. In addition, if any portion of a Redemption Price remains unpaid after such date, the Holders subject to such redemption may elect, by written notice to the Corporation given at any time thereafter, to invalidate ab initio such redemption, notwithstanding anything herein contained to the contrary. If a Holder elects to invalidate such redemption the Corporation shall promptly, and, in any event, not later than 5 Trading Days from receipt of such Holder’s notice of such election, return to such Holder all of the Preferred Stock for which the redemption price shall not have been paid in full and the Corporation shall have no further right to redeem the Preferred Stock hereunder. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof that meets the requirements hereof.

     Section 7. Definitions. For the purposes hereof, the following terms shall have the following meanings:

           "Common Stock" means the Corporation's common stock, par value $.001 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

          "Conversion Ratio" means, at any time, a fraction, the numerator of which is Stated Value (or Excess Stated Value, as the case may be) and the denominator of which is the Conversion Price at such time.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Junior Securities" means the Common Stock and all other series of Preferred Stock (other than the Preferred Stock) of the Corporation other than those securities which are explicitly senior in rights or liquidation preference to the Preferred Stock.

           "OTC Market" shall be as defined in Section 2(b)(ii).

          "Per Share Market Value" means on any particular date (a) the lowest sale price for a share of the Common Stock (other than a sale by the Holder) on such date on the Principal Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the lowest sale price of the Common Stock (other than a sale by the Holder) on the Principal Market on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on a Principal Market, the lowest sale price of the Common Stock (other than a sale by the Holder) in the OTC Market, as reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the lowest "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Board of Directors of the Corporation.

           "Person" means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

           "Principal Market" shall be as defined in Section 2(b)(ii).

           "Trading Day" means (a) a day on which the Common Stock is traded on a Principal Market on which the Common Stock is then listed or quoted, as the case may be, or (b) if the Common Stock is not listed on a Principal Market, a day on which the Common Stock is traded in the OTC Market, as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); provided, however, that in the event that the Common Stock is not listed or quoted as set forth in (a) and (b) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

           "Underlying Shares" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible in accordance with the terms hereof.

           RESOLVED, FURTHER, that the President and the Secretary of the Corporation be and they hereby are authorized and directed to prepare and file a Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Nevada law.

           IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation this 31st day of December, 2004.

Martin Nielson	Anthony Lee
Martin Nielson, President	Anthony Lee, Secretary

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 4% Series A Convertible Preferred Stock indicated below, into shares of common stock, par value $.001 per share (the "Common Stock"), of Pacific Magtron International Corp., a Nevada corporation (the "Corporation"), according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Corporation in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

The undersigned represents to the Corporation that it has sold or will promptly sell upon receipt, such shares of Common Stock. [REQUIRED TO RECEIVE UNLEGENDED SHARES IMMEDIATELY PURSUANT TO THE REGISTRATION STATEMENT]

Conversion calculations:

Date to Effect Conversion

___________________________

Number of shares of Preferred Stock owned prior to Conversion

___________________________

Number of shares of Preferred Stock to be Converted

___________________________

Stated Value of shares of Preferred Stock to be Converted

___________________________

Number of shares of Common Stock to be Issued

___________________________

Applicable Conversion Price

___________________________

Number of shares of Preferred Stock subsequent to Conversion

___________________________

[HOLDER]

By: ____________________
Name:
Title: